Exhibit 99.4

Gilla Provides Corporate Update

MIAMI, FLORIDA – (September 24, 2014) - Gilla Inc. (“Gilla” or the “Company”) (OTCQB:GLLA), a designer, marketer and distributor of electronic cigarettes (“e-cigarettes”), vaporizers and related accessories, is pleased to provide an update on its recent corporate developments.

White Label Business Unit

The Company is pleased to announce that during the current quarter it has shipped over $500,000 in product under its white label business unit. The Company is achieving its targeted gross margin of between 30-40% on these sales. With the white label business unit ramping up its clients and pipeline, the Company expects to achieve positive cash flow in 2015, assuming the cost and operational structure of the Company remains consistent.

“Our white label business unit is now beginning to demonstrate the revenue and profitability potential we believed it could achieve,” stated Mr. Danny Yuranyi, President. He added, “We now have a very strong client base under multi-year exclusive contracts and we continue to aggressively add to this base.”

Mr. Graham Simmonds, CEO, added, “Given our existing operating cost structure and very limited direct marketing costs within the white label business unit, profitability in 2015 is very achievable, even with our focus on growth.”

Charlie’s Club Subscription-based E-Cig Unit

During the quarter, the Company launched Charlie’s Club (“Charlie’s Club”), an online subscription-based e-cigarette membership (www.charliesclub.com). Charlie’s Club is the first online e-cigarette subscription service to provide free hardware and accessories to its members. Similar to the popular razor blade and mobile phone business models, Charlie’s Club subsidizes the costs of the hardware for its members, with no contracts or minimum terms.

Charlie’s Club has also developed a robust affiliate program. The fully integrated affiliate solution is designed to rapidly grow an online sales network, support affiliate marketing activities and track and measure affiliate performance and ROI. The Company anticipates that there will be a significant number of affiliates in place by the end of October. To become a Charlie’s Club affiliate and begin earning commissions today, join here.

“I am very thrilled with our Charlie’s Club product,” stated Mr. Simmonds. “All of the feedback has been very positive and the affiliate marketing network is now in place, allowing us to ramp up subscribers in the fourth quarter. We also continue to work towards our forecasted European launch later this year,” he added. “This unit becomes profitable at just two thousand subscribers, and management believes this is very achievable in the near term.”

About Charlie’s Club

Charlie’s Club was created with tobacco smokers in mind. It is the first e-cigarette online subscription service to provide free hardware and accessories to its members. Similar to the popular razor blade and mobile phone business models, Charlie’s Club subsidizes the costs of the hardware for its members, with no contracts or minimum terms.

In the United States, members choose one of the three membership packages delivering monthly refills based on a member’s consumption preferences:

o	Silver (15 cartridges/month)
o	Gold (25 cartridges/month)
o	Platinum (50 cartridges/month)

Charlie’s Club also has a dynamic Affiliate Program, offering industry-leading incentives and compensation in return for advertising and lead generation. Affiliates have access to free professional marketing materials, including banners, videos, text links, coupons and more, along with monthly payment generation and sub-affiliate tracking.

Who is Charlie and why did he create this excellent e-cigarette club? Charlie’s identity has been intentionally hidden for his protection. Join the club to learn more.

For more information visit: www.charliesclub.com

About Gilla Inc.

Gilla Inc. designs, markets and distributes electronic cigarettes (“e-cigarettes”), vaporizers, e-liquids and related accessories. Gilla has a two-pronged business model: white-label solutions, including branding, marketing and sales support; and e-commerce solutions like Charlie’s Club, a members-only online e-cigarette monthly subscription service featuring free hardware and no contracts. E-cigarettes and vaporizers are replacements for traditional cigarettes allowing smokers to reproduce the smoking experience. E-cigarettes and vaporizers do not burn tobacco and are not smoking cessation devices.

Forward-looking Statements

Note: This press release contains “forward looking statements” as defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on currently available competitive, financial and economic data and management’s views and assumptions regarding future events. Such forward-looking statements are inherently uncertain. Gilla Inc. cannot provide assurances that the matters described in this press release will be successfully completed or that the company will realize the anticipated benefits of any transaction. Actual results may differ materially from those projected as a result of certain risks and uncertainties, including but not limited to: global economic and market conditions; the war on terrorism and the potential for war or other hostilities in other parts of the world; the availability of financing and lines of credit; successful integration of acquired or merged businesses; changes in interest rates; management’s ability to forecast revenues and control expenses, especially on a quarterly basis; unexpected decline in revenues without a corresponding and timely slowdown in expense growth; the company’s ability to retain key management and employees; intense competition and the company’s ability to meet demand at competitive prices and to continue to introduce new products and new versions of existing products that keep pace with technological developments, satisfy increasingly sophisticated customer requirements and achieve market acceptance; relationships with significant suppliers and customers; as well as other risks and uncertainties, including but not limited to those detailed from time to time in Gilla Inc. SEC filings. Gilla Inc. undertakes no obligation to update information contained in this release. For further information regarding risks and uncertainties associated with Gilla Inc.’s business, please refer to the risks and uncertainties detailed from time to time in Gilla Inc.’s SEC filings.

For more information, please visit gillainc.com, or contact:

Gilla Inc.
Mr. Graham Simmonds
Chief Executive Officer
1 (855) 547-6653 Ext. 300
email: graham@gillainc.com
website: www.gillainc.com
twitter: @gillainc